Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-221865-01

Pricing Supplement

Dated October 20, 2020

United Airlines, Inc.

$3,000,000,000

2020-1 Pass Through Trust

Class A Pass Through Certificates, Series 2020-1

Pricing Supplement dated October 20, 2020 to the preliminary prospectus supplement dated October 19, 2020 relating to the Class A Certificates referred to below (as supplemented, the “Preliminary Prospectus Supplement”) of United Airlines, Inc. (“United”).

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class A Pass Through Certificates, Series 2020-1 (“Class A Certificates”)

Amount:	$3,000,000,000

CUSIP:	90931G AA7

ISIN:	US90931GAA76

Coupon:	5.875%

Make-Whole Spread over Treasuries:	T+50

Initial Maximum Commitment Amount Under Liquidity Facilities:	$258,010,416.67

Price to Public:	100%

Underwriters:

Goldman Sachs & Co. LLC	$545,400,000

Citigroup Global Markets Inc.	$545,400,000

Barclays Capital Inc.	$545,400,000

J.P. Morgan Securities LLC	$545,400,000

Morgan Stanley & Co. LLC	$545,400,000

BofA Securities, Inc.	$273,000,000

Concession to Selling Group Members:	0.50%

Discount to Broker/Dealers:	0.25%

Underwriting Commission:	$30,000,000

Settlement:	October 28, 2020 (T+6) closing date, the 6th business day after the date hereof

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs toll-free 1-866-471-2526.

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